SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 24, 2010

SUN BANCORP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	0-20957	52-1382541
(State or other jurisdiction of incorporation)	(SEC File Number)	(IRS Employer Identification No.)

226 Landis Avenue, Vineland, New Jersey	08360
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(856) 691-7700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SUN BANCORP, INC.

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           As a result of previously discussed planning for the future succession of a new Chairman of the Board for the Registrant upon the future retirement of Mr. Brown as the Chairman, on September 24, 2010, the Compensation Committee of the Board of Directors of Sun Bancorp, Inc. (the “Registrant”) determined that it will be in the best interest of the Registrant and its stockholders that upon the retirement of Mr. Brown at a future date, he be available to serve as a consultant to the incoming Chairman and to the Board generally. At this meeting, the Compensation Committee approved a Salary Continuation Plan for the benefit of Bernard A. Brown, Chairman of the Board of Directors of the Registrant. Pursuant to the resolutions adopted by the Compensation Committee, at such date in the future as he retires as Chairman, Mr. Brown will be appointed as Chairman Emeritus and will serve as a consultant to the incoming Chairman and to the Board of the Registrant. As compensation for his many years of service and for agreeing to serve as a consultant, Mr. Brown will be entitled to receive a monthly payment equal to his base salary in effect as of the date of his retirement for a period of thirty-six months thereafter (including such continuing payments to his surviving spouse or estate as may be applicable). In addition, any then-currently held stock options or stock awards previously awarded to Mr. Brown shall continue to be earned without regard to continued service as an employee or director of the Registrant. All such previously awarded options shall remain exercisable for their remaining term without regard to any prior termination of service as an employee or director of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN BANCORP, INC.
Date: September 30, 2010	By:	/s/ Thomas X. Geisel
Thomas X. Geisel President and Chief Executive Officer